UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2020

The Timken Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-1169	34-0577130
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Mt. Pleasant St. NW North Canton, Ohio	44720
(Address of Principal Executive Offices)	(Zip Code)

(234) 262-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, without par value	TKR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The Timken Company (the “Company”) recently obtained amendments to certain debt agreements that provide relief on the applicable leverage covenants. The amendments provide that the leverage covenants under the agreements will be calculated on a net debt basis instead of total debt from the date of the amendments through June 30, 2021. Additional details are listed below.

On May 27, 2020, the Company entered into a First Amendment to Credit Agreement (the “First Amendment”), which amends that certain Fourth Amended and Restated Credit Agreement (the “Revolving Credit Agreement”) with Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, KeyBank National Association as Paying Agent, L/C Issuer and Swing Line Lender, and the other lenders party thereto. The Revolving Credit Agreement matures on June 25, 2024 and is a $650 million unsecured revolving credit facility.

On the same day, the Company also entered into a Second Amendment to Credit Agreement (the “Second Amendment,” together with the First Amendment, the “Amendments”), which amends that certain Credit Agreement (the “Term Loan Credit Agreement”) with KeyBank National Association, as Administrative Agent, and the other lenders party thereto. The Term Loan Credit Agreement matures on September 11, 2023 and is a $350 million unsecured term loan facility.

Capitalized terms used herein, but not otherwise defined, have the meanings provided to them in the Revolving Credit Agreement, Term Loan Credit Agreement or the Amendments, as the case may be.

The Amendments, among other things, change the calculation of the Consolidated Leverage Ratio, which is permitted to be a maximum of 3.50 to 1.00, from a Consolidated Total Leverage Ratio (calculated as the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ended on such date) to a Consolidated Net Leverage Ratio (calculated as the ratio of (a) the difference of (i) Consolidated Funded Indebtedness as of such date minus (ii) Unrestricted Cash in excess of $25,000,000 as of such date to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ended on such date) from the period beginning on the effective date of the Amendments through and including the last day of the fiscal quarter ending June 30, 2021 (the “Covenant Relief Period”). If the Consolidated Total Leverage Ratio exceeds 3.50 to 1.00 during the Covenant Relief Period, then there is a slight increase to interest rates during such time, which are based on grid pricing determined by the Company’s debt rating. During the Covenant Relief Period:

•	the Benchmark Replacement, Eurocurrency Rate and LIBOR Market Index Rate under the Revolving Credit Agreement, and the Benchmark Replacement and Eurodollar Rate under the Term Loan Credit Agreement, will each be a minimum of 0.375% and then revert to a minimum of zero thereafter;

•	the Base Rate will be a minimum of 1.375% and then revert to a minimum of zero thereafter;

•	Priority Debt shall not exceed 10% of the total assets of the Company, and then revert to a basket of 17% of the total assets of the Company thereafter; and

•	If any more restrictive terms are added to the Senior Notes or the Senior Notes are secured by collateral or guaranteed by Persons that are not already Guarantors, the Revolving Credit Agreement and Term Loan Credit Agreement will be required to be amended in the same manner.

Copies of the Amendments are filed as Exhibits 10.1 and 10.2 hereto. The foregoing description of the Amendments does not purport to be complete, and is qualified in its entirety by reference to the full text of the Amendments, which is incorporated by reference herein.

The lenders and the agents (and each of their respective subsidiaries or affiliates) of the Amendments have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

Item 9.01.	Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

First Amendment to Credit Agreement, dated as of May 27, 2020, among The Timken Company, Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, KeyBank National Association as Paying Agent, L/C Issuer and Swing Line Lender, and the other lenders party thereto.[1]

10.2	Second Amendment to Credit Agreement, dated as of May 27, 2020, among The Timken Company, KeyBank National Association, as Administrative Agent, and the other lenders party thereto. [2]

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

[1]	Portions of this exhibit have been omitted, which portions will be furnished to the Securities and Exchange Commission upon request.
[2]	Portions of this exhibit have been omitted, which portions will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

May 27, 2020	By	/s/ Philip D. Fracassa
Philip D. Fracassa
Executive Vice President and Chief Financial Officer